Exhibit 99.2

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS EXTENDS STOCK REPURCHASE

PROGRAM TO 1,000,000 SHARES

LAUREL, Miss. (February 16, 2012) —Sanderson Farms, Inc. (NASDAQ:SAFM) today announced that its Board of Directors has expanded and extended to February 16, 2014, its stock repurchase program approved October 22, 2009, to repurchase up to 1.0 million shares from time to time at prevailing prices in open market transactions or in negotiated purchases, subject to market conditions, share price and other considerations. The Company has repurchased 782,096 shares under this stock repurchase program since its inception. Today’s action extended the program to February 16, 2014, and increased the number of shares that may be repurchased under the program by an additional 782,096 shares, returning the total number of shares remaining to be repurchased under the program to 1.0 million shares. In addition to these shares, the Board of Directors and the Board’s compensation committee authorized the Company to repurchase at fair market value shares issued to the Company’s stock incentive plan participants to meet withholding tax obligations incurred when their stock awards vest. Sanderson Farms currently has approximately 23.0 million shares of common stock outstanding.

“As in the past, we plan to use our stock repurchase program to offset shares issued through our equity compensation programs,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms. “We believe this program represents a good use of corporate funds while minimizing potential dilution related to our equity compensation programs.”

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release may contain forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2011 Annual Report on Form 10-K.

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